Maverick Tube Corporation
                                 and Subsidiaries

                 Exhibit 11.1 Computation of Earnings per Share

                                                  For quarter ended December 31
                                           ------------------------------------
                                                      1997               1996
                                            -----------------   ----------------

Basic:

       Average shares outstanding                 15,435,302         14,944,142

       Net income used in per share calculation $  6,570,000        $ 2,608,000

       Rounding difference                              0.00               0.01
       Net income per common share                     $0.43              $0.18



Diluted:

       Average shares outstanding                 15,435,302         14,944,142
       Net effect of stock options                   223,636            139,561
                                            -----------------   ----------------
                                                  15,658,938         15,083,703

       Net income used in per share calculation $  6,570,000        $ 2,608,000

       Rounding difference                               .00               0.01

       Net income per common share                     $0.42              $0.18